     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1995

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        CATERPILLAR FINANCIAL SERVICES
                                  CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              37-1105865
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

             3322 WEST END AVENUE, NASHVILLE, TENNESSEE 37203-0983
                                (615) 386-5800
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               NANCY L. SNOWDEN
                             3322 WEST END AVENUE
                        NASHVILLE, TENNESSEE 37203-0983
                                (615) 386-5800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  Copies to:
             LESLIE P. JAY                     ROBERT E. BUCKHOLZ, JR.
    ORRICK, HERRINGTON & SUTCLIFFE               SULLIVAN & CROMWELL
          400 SANSOME STREET                      125 BROAD STREET
    SAN FRANCISCO, CALIFORNIA 94111           NEW YORK, NEW YORK 10004

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                             PROPOSED
TITLE OF EACH CLASS                        PROPOSED           MAXIMUM
OF SECURITIES TO BE    AMOUNT TO BE    MAXIMUM OFFERING      AGGREGATE         AMOUNT OF
    REGISTERED          REGISTERED     PRICE PER UNIT**  OFFERING PRICE**  REGISTRATION FEE
- -------------------------------------------------------------------------------------------
Debt Secu-
 rities...            $2,000,000,000*       100%***      $2,000,000,000***     $689,660

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
* Or, if any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amount as shall result in an aggregate initial offering price equivalent to $2,000,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in proceeds to the registrant of $2,000,000,000.
** Estimated solely for the purpose of calculating the registration fee.
*** Exclusive of accrued interest, if any.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                DEBT SECURITIES

                               ----------------

  The Company from time to time may offer its Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $2,000,000,000. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, which may include securities denominated in U.S. dollars, in any other currency or in composite currencies such as the European Currency Unit, date or dates on which principal is payable, interest rate or rates (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company, terms for any repayment of principal amount at the option of the holder (which option may be conditional), terms for any sinking fund payments, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement. The Debt Securities are solely the obligations of the Company and are not guaranteed by Caterpillar Inc. This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

  The Company may sell Debt Securities to or through one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. See "Plan of Distribution." Such underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, or a group represented by one or more of such firms or by one or more other firms.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
    SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
     COMMISSION  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS
      PROSPECTUS. ANY  REPRESENTATION TO  THE  CONTRARY IS  A  CRIMINAL
       OFFENSE.

                               ----------------

                  The date of this Prospectus is May   , 1995

                             AVAILABLE INFORMATION

  Caterpillar Financial Services Corporation (the "Company") and Caterpillar Inc. ("Caterpillar"), which owns 100% of the outstanding common stock of the Company, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports, proxy material (Caterpillar only) and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, New York, New York, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy material and other information concerning Caterpillar can also be inspected at the offices of the New York, Chicago and Pacific Stock Exchanges.

  The Company is not required to deliver an annual report to its security holders pursuant to Section 14 of the 1934 Act, nor does it currently intend to deliver to holders of its debt securities any other report that contains financial information relating to the Company that has been examined and reported upon, with an opinion expressed by, an independent accountant. Such information, however, is contained in the Company's Annual Report on Form 10-K that the Company will provide without charge (without exhibits), upon request, to any such security holder.

  This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission and to which reference is hereby made.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, filed with the Commission pursuant to the 1934 Act, are hereby incorporated in this Prospectus by reference.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004, Attn: Donald
T. Hansen; telephone: (212) 902-1000.

                                  THE COMPANY

  The Company is a wholly owned finance subsidiary of Caterpillar. The Company and its wholly owned subsidiaries in North America, Australia, and Europe are principally engaged in the business of financing sales and leases of Caterpillar products and non-competitive related equipment through Caterpillar dealers and are also engaged in extending loans to Caterpillar customers and dealers.

  The Company's business is largely dependent upon the ability of Caterpillar dealers to generate sales and leasing activity, the willingness of the customers and the dealers to enter into financing transactions with the Company, and the availability of funds to the Company to finance such transactions. See "Relationship with Caterpillar" for information as to certain operational and financial support provided to the Company by Caterpillar. Additionally, the Company's business is affected by changes in market interest rates, which, in turn, are related to general economic conditions, demand for credit, inflation, governmental policies and other factors.

  The Company currently offers the following types of retail financing plans:
(1) installment sale contracts; (2) non-tax (financing) leases; (3) tax-oriented leases; (4) customer loans; (5) dealer loans; and (6) governmental lease-purchase contracts. The Company also provides wholesale financing of Caterpillar dealer inventory and rental fleets. At March 31, 1995, the percentages of total value of the Company's portfolio represented by these financing plans were as follows: installment sale contracts, 25%; non-tax (financing) leases, 21%; tax-oriented leases, 19%; customer loans, 18%; wholesale finance, 8%; dealer loans, 6%; and governmental lease-purchase contracts, 3%.

  The Company is a Delaware corporation which was incorporated in 1981 and is the successor to a company formed in 1954. The Company has wholly owned finance subsidiaries in Canada, Australia, Germany, Sweden, France, the United Kingdom, Spain and the United States. Unless the context otherwise requires, the term "Company" includes its predecessor and subsidiary companies. The principal executive office of the Company is located at 3322 West End Avenue, Nashville, Tennessee 37203-0983 and its telephone number is: (615) 386-5800.

                                  CATERPILLAR

  Caterpillar together with its consolidated subsidiary companies operates in three principal business segments: (a) Machinery--design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines--design, manufacture, and marketing of engines, and(c) Financial Products--providing through the Company financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers, suppliers, and end-users. Caterpillar reported profits (losses) before extraordinary items and effects of accounting changes of $(218) million, $681 million, and $955 million for 1992, 1993, and 1994, respectively, on sales and revenues of $10.19 billion, $11.62 billion, and $14.33 billion, respectively. Caterpillar reported profits of $300 million on sales and revenues of $3.91 billion for the first three months of 1995 as compared with profits of $192 million on sales and revenues of $3.29 billion for the first three months of 1994. The principal executive office of Caterpillar is located at 100 NE Adams Street, Peoria, Illinois 61629. As used herein, the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiary companies, unless the context otherwise requires.

                         RELATIONSHIP WITH CATERPILLAR

  Caterpillar provides the Company with certain operational and financial support which is integral to the conduct of the Company's business. The following description summarizes these arrangements.

EMPLOYEE BENEFITS AND INTERCOMPANY SERVICES

  The employees of the Company are covered by various benefit plans, including pension/post-retirement plans, administered by Caterpillar. The amount of such charges was $1.9 million, $2.1 million, and $2.2 million for the years ended December 31, 1992, 1993, and 1994, respectively. The Company also reimburses Caterpillar for certain corporate services which amounted to $2.0 million, $2.1 million and $1.7 million for the years ended December 31, 1992, 1993 and 1994, respectively.

SPECIAL MERCHANDISING PROGRAMS

  The Company, in conjunction with Caterpillar and its subsidiaries, periodically offers below-market-rate financing to customers under merchandising programs. Caterpillar and its subsidiaries, at the outset of the transaction, remit to the Company an amount equal to the interest differential which is recognized as income over the term of the contract. During 1994, the Company recorded receivables of $37.2 million from Caterpillar and its subsidiaries relative to such programs, compared with $7.9 million in 1993 and $5.7 million in 1992.

PURCHASE OF RECEIVABLES

  The Company has agreements with a subsidiary of Caterpillar to purchase, at a discount, some or all of this subsidiary's receivables generated by sales of products to Caterpillar dealers in Germany, Austria, and the Czech Republic. These purchases (dealer floor planning) in 1994, 1993 and 1992 totaled $190.9 million, $210.2 million and $201.7 million, respectively. At December 31, 1994, 1993, and 1992, wholesale notes receivable balances related to floor planning were $160.1 million, $124.1 million, and $49.3 million, respectively.

SUPPORT AGREEMENT

  Through April 30, 1995, Caterpillar has provided the Company with equity contributions totaling $325.0 million. The Company and Caterpillar have also entered into an agreement (the "Support Agreement") which provides, among other things, that Caterpillar will (i) remain, directly or indirectly, the sole owner of the Company, (ii) ensure that the Company will maintain a tangible net worth of at least $20 million, and (iii) permit the Company to use (and the Company is required to use) the name "Caterpillar" in the conduct of its business. The Support Agreement provides that it may be modified, amended or terminated by either party; provided, however, that no such modification or amendment which adversely affects the holders of any debt outstanding at the execution thereof and no such termination shall be binding on or in any manner become effective with respect to (i) any then outstanding commercial paper, or
(ii) any other debt then outstanding unless approved in writing by the holders of 66 2/3% of the aggregate principal amount of such other debt. See "Description of Debt Securities--Certain Restrictions" for a description of the Indenture covenant relating to the Support Agreement.

  The obligations of Caterpillar under the Support Agreement are to the Company only and are not directly enforceable by any creditor of the Company, nor do they constitute a guarantee by Caterpillar of the payment of any debt or obligation of the Company.

BORROWING ARRANGEMENTS

  The Company currently relies primarily on external sources for its debt financing needs. See "Discussion of Selected Financial Information--Capital Resources and Liquidity." To supplement external debt financing sources, the Company has variable amount lending agreements with Caterpillar (including one of its subsidiaries). Under these agreements, which may be amended from time to time, the Company may borrow up to $86.4 million from Caterpillar and its subsidiaries, and Caterpillar and its subsidiaries may borrow up to $86.4 million from the Company. All of the variable amount lending agreements are effective for indefinite terms and may be terminated by either party upon 30 days' notice. At March 31, 1995, December 31, 1994, and March 31, 1994, the Company had no outstanding borrowings or loans receivable under these agreements.

  The Company also has forward exchange contracts with a subsidiary of Caterpillar to hedge its U.S. dollar denominated borrowings in Australia against currency fluctuations. These contracts generally have maturities not exceeding 90 days. At March 31, 1995, the Company had forward exchange contracts with such subsidiary totaling $173.5 million.

TAX SHARING AGREEMENTS

  The Company has a tax sharing agreement with Caterpillar in which Caterpillar collects from or pays to the Company its allocated share of any consolidated U.S. income tax liability or credit applicable to any period for which the Company is included as a member of the consolidated group. A similar agreement exists between Caterpillar Financial Australia Limited and Caterpillar of Australia Ltd. with respect to taxes payable in Australia.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities offered hereby will be used by the Company for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. The Company expects to incur additional indebtedness in connection with its financing operations. However, the amount, timing, and precise nature of such indebtedness have not yet been determined and will depend upon the volume of the Company's business, the availability of credit, and general market conditions.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

  The following selected financial information of the Company for the years ended December 31, 1992, 1993, and 1994, and the three months ended March 31, 1994 and March 31, 1995, with the exception of the ratios of profit to fixed charges, was derived from the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and is qualified in its entirety by such documents. See "Documents Incorporated by Reference." The selected financial information of the Company for the years ended December 31, 1990 and 1991, with the exception of the ratios of profit to fixed charges, was derived from the consolidated financial statements of the Company for such periods which have not been incorporated herein by reference. Results for the three-month periods ended March 31, 1994 and March 31, 1995 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results have been reflected therein. The results for the three-month period ended March 31, 1995 are not necessarily indicative of results to be expected for the entire year 1995.

                                               DOLLAR AMOUNTS IN MILLIONS
                          --------------------------------------------------------------------
                                    YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                          -------------------------------------------- -----------------------
                                                                        MARCH 31,   MARCH 31,
                            1990     1991     1992     1993     1994      1994        1995
                          -------- -------- -------- -------- -------- ----------- -----------
                                                                       (UNAUDITED) (UNAUDITED)
Revenues:
 Wholesale finance in-
  come..................  $    --  $    --  $    4.1 $    5.8 $   25.3  $    2.4    $   10.7
 Retail finance income..     200.0    227.7    235.2    246.4    275.2      66.1        82.5
 Rental income..........      64.1     78.0     88.7     95.7    124.2      29.0        35.0
 Other income...........       7.2     10.7     15.5     16.7     22.3       4.7        14.9
                          -------- -------- -------- -------- --------  --------    --------
   Total Revenues.......     271.3    316.4    343.5    364.6    447.0     102.2       143.1
                          -------- -------- -------- -------- --------  --------    --------
Expenses:
 Interest...............     153.2    176.3    174.4    173.1    212.1      45.9        66.3
 Depreciation...........      44.9     54.4     63.1     69.6     94.4      21.9        26.7
 General, operating,
  and administrative....      21.6     29.6     32.9     41.7     47.2      10.7        13.9
 Provision for credit
  losses................      13.4     13.2     20.4     20.8     23.2       5.0         6.1
 Other expense..........       --       --       1.1      1.0     19.3       9.0         1.2
                          -------- -------- -------- -------- --------  --------    --------
   Total Expenses.......     233.1    273.5    291.9    306.2    396.2      92.5       114.2
                          -------- -------- -------- -------- --------  --------    --------
Income before income
 taxes, minority
 interest, and
 cumulative effect of
 change in accounting
 for income taxes             38.2     42.9     51.6     58.4     50.8       9.7        28.9
Provision for income
 taxes..................      12.0     14.4     17.6     21.3     19.3       3.5        11.1
Minority interest in
 losses of subsidiary...       --       --       --       0.7      0.7       0.2         --
                          -------- -------- -------- -------- --------  --------    --------
Income before cumulative
 effect of change in
 accounting for income
 taxes                        26.2     28.5     34.0     37.8     32.2       6.4        17.8
Cumulative effect of
 change in accounting
 for income taxes.......       --       --       2.6      --       --        --          --
                          -------- -------- -------- -------- --------  --------    --------
Net income..............  $   26.2 $   28.5 $   36.6 $   37.8 $   32.2  $    6.4    $   17.8
                          ======== ======== ======== ======== ========  ========    ========
Ratio of profit to fixed
 charges*...............      1.24     1.23     1.28     1.33     1.23      1.21        1.43
Total assets (end of
 period)................  $2,173.2 $2,489.0 $2,843.3 $3,564.7 $4,511.2  $3,737.0    $4,682.2
Long-term debt (end of
 period)................     773.7    876.3    995.9  1,410.4  1,675.7   1,489.3     1,764.7
Total stockholder's
 equity (end of period).     274.1    312.9    354.0    418.0    503.1     426.2       556.4

- --------
* For the purpose of calculating this ratio, profit consists of income before cumulative effect of change in accounting for income taxes plus provision for income taxes and fixed charges. Profit is reduced by the Company's equity in profit of certain partnerships in which the Company participates. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                  DISCUSSION OF SELECTED FINANCIAL INFORMATION

1994 RESULTS

  Total revenues for 1994 were $447.0 million, a 23% increase over 1993 revenues of $364.6 million. The increase in revenues was primarily the result of earnings from the larger portfolio which increased to $4,437.6 million at December 31, 1994 from $3,522.1 million at December 31, 1993.

  New retail financing during 1994 totaled $2,183.4 million, a 14% increase over the $1,916.9 million financed in 1993 and a 43% increase over the 1992 new business of $1,531.8 million. These increases were due primarily to increased dealer deliveries of Caterpillar construction machines in the markets served by the Company. The Company had wholesale financing during 1994 of $821.5 million compared with $228.2 million for 1993. The increase was due to the introduction of a new financing program supporting Caterpillar dealer rental fleets in North America.

  Revenues from operations in the United States were more than 75% of total revenues in 1994. Net income from operations in the United States was more than 90% of total net income in 1994. For more geographic segment information, see
Note 12 of the Notes to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 incorporated by reference herein.

  The annualized interest rate on finance receivables (computed by dividing finance income by the average monthly finance receivable balances) was 8.6% for 1994 compared with 9.1% for 1993. Tax benefits associated with governmental lease-purchase contracts and a portion of tax benefits associated with long-term tax-oriented leases are not reflected in such annualized interest rates.

  Other income of $22.3 million for 1994 included fees, gains on sales of equipment returned from lease, income from and gain on sale of receivables, and other miscellaneous income. The increase of $5.6 million for 1994 was primarily due to servicing fees and other income related to receivables sold in the second quarter of 1994 and the gain on sale of these receivables, and a higher amount of fees related to guarantees of securities of certain Caterpillar dealers.

  Interest expense for 1994 was $212.1 million, $39.0 million higher than 1993 due to increased borrowings to support the larger portfolio. This increase was partially offset by lower borrowing rates as the average cost of borrowed funds was 6.2% in 1994 compared with 6.5% in 1993.

  Depreciation expense increased from $69.6 million in 1993 to $94.4 million in 1994 due to the increase in equipment on operating leases which, computed as a monthly average balance, increased 23%.

  General, operating, and administrative expenses increased $5.5 million over 1993 primarily due to staff-related and other expenses required for expansion into Europe and to service the larger portfolio. The Company's full-time employment increased from 361 at the end of 1993 to 414 at December 31, 1994.

  Provision for credit losses increased from $20.8 million in 1993 to $23.2 million in 1994. This increase reflected increased levels of new retail business for 1994. Receivables, net of recoveries, of $13.2 million were written off against the allowance for credit losses during 1994 compared with $18.8 million during 1993. Receivables past due over 30 days increased slightly to 2.2% of total receivables at December 31, 1994 compared with 1.9% at December 31, 1993. The allowance for credit losses is monitored to provide for an amount which, in management's judgment, will be adequate to cover uncollectible receivables. At December 31, 1994, the allowance for credit losses was $49.5 million which was 1.2% of finance receivables, net of unearned income (1.4% excluding wholesale receivables), compared with $41.5 million and 1.3% (1.4% excluding wholesale receivables) at December 31, 1993, respectively.

  Other expense of $19.3 million for 1994 primarily resulted from recording $18.0 million of unrealized losses on interest rate caps and swaptions written by the Company. The Company has marked to market the written cap agreements. The Company is continuing to manage the written caps on an economic basis. This will lead to future mark-to-market gains or losses.

  The effective income tax rate for 1994 was 38% compared with 36% for 1993. For information on this change, see Note 8 of the Notes to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

  Net income in 1994 was $32.2 million, compared with $37.8 million in 1993. The decrease in net income resulted primarily from an $11.5 million mark-to-market after-tax unrealized charge for interest rate caps and swaptions written by the Company. This decrease was partially offset by increased earnings from a larger portfolio.

THREE MONTHS 1995 RESULTS

  Total revenues for the first quarter of 1995 were $143.1 million, a 40% increase over 1994 first quarter revenues of $102.2 million. The increase in revenues was primarily the result of earnings from the larger portfolio which increased to $4,569.5 million at March 31, 1995 from $3,688.0 million at March 31, 1994 and from recording unrealized gains of $6.5 million on interest rate caps written by the Company.

  The Company financed new retail business transactions totaling $609.5 million during the first quarter of 1995 compared with $441.2 million during the first quarter of 1994. New retail financing in the first quarter of 1995 was higher than the first quarter of 1994 levels primarily due to financing increased dealer deliveries of Caterpillar construction machines in the United States. The Company had wholesale financing during the first quarter of 1995 of $423.3 million, compared with $82.3 million for the first quarter of 1994. The increase was primarily due to expansion of the Caterpillar dealer rental fleet financing program in North America.

  The annualized interest rate on finance receivables (computed by dividing annualized finance income by the average monthly finance receivable balances) was 9.0% for the first quarter of 1995 compared with 8.7% for the first quarter of 1994. Tax benefits associated with governmental lease-purchase contracts and a portion of tax benefits associated with long-term tax-oriented leases are not reflected in such annualized interest rates.

  Other income of $14.9 million for the first quarter of 1995 included unrealized gains on interest rate caps written by the Company, fees, gains on sales of equipment returned from lease, gain on sale of receivables (see "Capital Resources and Liquidity" below), and other miscellaneous income. The increase of $10.2 million during the first quarter of 1995, as compared with the same period in 1994, was primarily due to recording unrealized gains on interest rate caps written by the Company and due to the gain on receivables sold.

  First quarter interest expense of $66.3 million was $20.4 million higher than 1994 first quarter interest expense due to increased borrowings to support the larger portfolio and higher borrowing rates, as the average cost of borrowed funds was 6.7% for the first quarter of 1995 compared with 6.0% for the first quarter of 1994.

  Depreciation expense for the first quarter of 1995 was $26.7 million, $4.8 million higher than the same period in 1994. This increase resulted from additional equipment on operating leases which, computed as a monthly average balance, increased 21.8%.

  General, operating, and administrative expenses increased $3.2 million during the first quarter of 1995 compared with the same period last year. This increase resulted primarily from staff-related and other expenses required to service the larger portfolio and for expansion into Europe. The Company's full-time employment increased from 369 at March 31, 1994 to 414 at March 31, 1995.

  Provision for credit losses during the first quarter of 1995 was $6.1 million, compared with $5.0 million during the first quarter last year, reflecting the increased levels of new retail business. Receivables, net of recoveries, of $1.9 million were written off against the allowance for credit losses during the first quarter of 1995 compared with $3.3 million during the first quarter of 1994. Receivables past due over 30 days were 2.0% of total receivables at March 31, 1995, compared with 2.1% at March 31, 1994. The allowance for credit losses is monitored to provide for an amount which, in management's judgment, will be adequate to cover uncollectible receivables. At March 31, 1995, the allowance for credit losses was $54.5 million which was 1.3% of finance receivables, net of unearned income (1.4% excluding wholesale receivables), compared with $43.6 million and 1.3% (1.4% excluding wholesale receivables) at March 31, 1994, respectively.

  Other expense for the first quarter of 1995 was $1.2 million compared with $9.0 million for the first quarter of 1994. The decrease resulted primarily from recording $8.8 million of unrealized losses in the first quarter of 1994 on interest rate caps and swaptions written by the Company. Unrealized gains on these written caps were recorded in the first quarter of 1995 and are reflected in Other income.

  The effective income tax rate for the first quarter of 1995 was 38% compared with 36% for the first quarter of 1994. The increase was primarily due to a decrease in the percentage of total income generated from tax-exempt municipal leases.

  Net income for the first quarter of 1995 was $17.8 million, $11.4 million above 1994 first quarter net income of $6.4 million. The increase in net income resulted primarily from recording unrealized gains, net of tax, of $4.2 million on interest rate caps written by the Company, compared with a $5.4 million unrealized loss for the first quarter of 1994, and from a $1.6 million after-tax gain on receivables sold.

CAPITAL RESOURCES AND LIQUIDITY

  The Company's operations were primarily funded with a combination of medium-term notes, commercial paper, bank borrowings, proceeds from sale of receivables, retained earnings, and additional equity capital of $30.0 million invested by Caterpillar during the quarter. The ratio of debt to equity at March 31, 1995 was 7.1 to 1 compared with 7.7 to 1 at December 31, 1994.

  Total debt outstanding as of March 31, 1995 was $3,958.6 million, an increase of $92.2 million over that at December 31, 1994, and was primarily comprised of $2,424.8 million of medium-term notes, $819.8 million of commercial paper, and $618.0 million of notes payable to banks. The increase in debt and the funds provided by operations and by Caterpillar were used to finance the increase in the portfolio.

  On March 30, 1995, the Company entered into its first private-placement, revolving, asset-backed securitization whereby it agreed to sell on an ongoing basis up to $300.0 million of wholesale (rental fleet financing) receivables. The $300.0 million of proceeds from the sale were used to reduce existing debt. The Company recognized a $2.4 million gain on this transaction and will receive fees on a monthly basis for servicing the participating interests sold.

  The net amount of sold receivables serviced by the Company was $442.0 million at March 31, 1995 which consisted of $300.0 million of wholesale receivables and $142.0 million of retail receivables.

  During the first quarter of 1995, the Company had an early extinguishment of two of its medium-term notes with a principal amount of $50.0 million each and two related interest rate swaps with a notional amount of $50.0 million each. There were no material gains or losses from these transactions.

  At March 31, 1995, the Company had available a total of $1,096.1 million of short-term credit lines which expire at various dates through the first quarter 1996, and a $28.6 million long-term credit line which expires in May 1997. These credit lines are with a number of banks and are considered support for the Company's outstanding commercial paper, commercial paper guarantees, the discounting of bank and trade bills, and bank borrowings at various interest rates. At March 31, 1995, there were $600.5 million of these lines utilized for bank borrowings in Australia and Europe.

  The Company also participates with Caterpillar in two syndicated revolving credit facilities aggregating $1.8 billion, consisting of a $1.2 billion five-year facility and a $600.0 million 364-day revolving facility. Effective May 1, 1995, the Company's allocation is $1,290.0 million, consisting of a $860.0 million five-year revolving credit and a $430.0 million 364-day revolving credit. The Company has the ability to request a change in its allocation and will do so to maintain the required amount of support for the Company's outstanding commercial paper and commercial paper guarantees. These facilities provide for borrowings at interest rates which vary according to LIBOR or money market rates. At March 31, 1995, there were no borrowings under these facilities.

  In connection with its match funding objectives, the Company utilizes a variety of interest rate contracts including swap, cap, and forward rate agreements. All of these interest rate agreements are held or issued for purposes other than trading. The agreements are entered into with major financial institutions and are utilized for two principal reasons: 1) To modify the Company's debt structure in order to match fund its receivable portfolio which reduces the risk of deteriorating margins between its interest-earning assets and interest-bearing liabilities, and 2) To gain an economic/competitive advantage through lowering the cost of borrowed funds by either changing the characteristics of existing debt instruments or entering into agreements in combination with the issuance of debt.

  In addition to meeting the Company's funding objectives, it also has two currency swaps to reduce its currency risk exposure on two yen financing agreements. These currency swaps exchange the yen cash flows on the financing agreements with a fixed U.S. dollar cash flow.

  As of March 31, 1995, the Company had outstanding interest rate swap contracts with notional amounts totaling $1,579.9 million that are either designated as hedges of specific debt issuances or of commercial paper. These swap agreements have terms generally ranging up to five years, which effectively change $951.9 million of floating rate debt to fixed rate debt, $306.0 million of fixed rate debt to floating rate debt, and $322.0 million of floating rate debt to floating rate debt having different characteristics. The interest rate swaps designated to commercial paper provide the ability to obtain fixed rate term debt utilizing short-term debt markets. The Company also had swaps having future effective dates with a total notional amount of $33.0 million, which will effectively change fixed rate debt to floating rate debt. The effective dates of the future dated swaps range from 1995 through 1998 with terms of these swaps ranging up to two years.

  As of March 31, 1995, the Company had outstanding sold (written) interest rate cap agreements with notional amounts totaling $235.7 million. To the extent that rates decrease, the notional amount may decrease and/or the term of the written cap agreements may shorten based on the index amortizing feature of the caps. These cap agreements have remaining maturities through October 1997. The Company has marked to market the written cap agreements and is continuing to manage these agreements on an economic basis, which will lead to the future mark-to-market gains or losses.

  The Company's outstanding forward rate agreements totaled $21.9 million at the end of the first quarter of 1995. These agreements have terms generally ranging up to six months.

  The Company has forward exchange contracts to hedge its U.S. dollar denominated obligations in Australia against currency fluctuations. These contracts have terms generally ranging up to three months and do not subject the Company to risk due to exchange rate movements, because the gains and losses on the contracts offset the losses and gains on the liabilities being hedged. At March 31, 1995, the Company had forward exchange contracts totaling $173.5 million, all with Caterpillar.

  Additional short-term funding is available from Caterpillar. See "Relationship with Caterpillar--Borrowing Arrangements." No intercompany borrowings were outstanding at March 31, 1995.

                         DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  Offered Debt Securities (as defined below) are to be issued under an Indenture (the "Indenture") dated as of April 15, 1985, as supplemented, between the Company and BankAmerica National Trust Company, as successor Trustee. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the Registration Statement.

GENERAL

  The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities will be payable; (4) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates; (6) the place or places where principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (7) any mandatory or optional sinking fund or analogous provisions; (8) if applicable, the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (9) if applicable, the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (11) the currency or currencies, including composite currencies, in which principal of (and premium, if any) and interest may be payable (which may be other than those in which the Offered Debt Securities are stated to be payable); (12) any index pursuant to which the amount of payments of principal of (and premium, if any) or interest may be determined; (13) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the Depositary for, and other terms relating to, such Global Security or Securities; and(14) any other terms of the Offered Debt Securities. (Section
301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  The applicable Prospectus Supplement will describe any special United States federal tax consequences and any other special considerations with respect to the Offered Debt Securities.

CERTAIN RESTRICTIONS

  Support Agreement. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Support Agreement; (2) to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the Support Agreement; and (3) will not waive compliance under, amend in any material respect, or terminate the Support Agreement; provided, however, that the Support Agreement may be amended if such amendments would not have a material adverse effect on the Holders of any outstanding Debt Securities of any series or if the Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of each series so affected (excluding from the amount so outstanding and from such Holders, the Holders of such series who are not so affected) shall waive compliance with the provisions of this Section insofar as it relates to such amendment. (Section
1004)

  Restrictions on Liens and Encumbrances. The Company will not create, assume or guarantee any Secured Debt (as defined below) without making effective provision for securing the Debt Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company), equally and ratably with such Secured Debt. The term "Secured Debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company. This covenant does not apply to debt secured by(i) certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company, (iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company,(iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses(i) to (iv), inclusive or (vi) any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by the Company to one or more wholly owned Subsidiaries. Notwithstanding the above, the Company may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 5% of the Consolidated Net Tangible Assets. (Sections 101 and
1005)

  The Indenture provides that no consolidation or merger of the Company and no sale, conveyance or lease of the property of the Company, substantially as an entirety, shall be made with or to another corporation if as a result thereof any properties or assets of the Company would become subject to a lien or mortgage not permitted by the terms of the Indenture unless effective provision shall be made to secure the Debt Securities equally and ratably with (or prior to) all indebtedness thereby secured. (Section 801)

  The term "Consolidated Net Tangible Assets" shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles. The term "Subsidiary" means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by the Company or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (Section 101)

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 613) In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

  Bank of America National Trust and Savings Association, the parent company of BankAmerica National Trust Company, the successor Trustee under the Indenture, maintains a banking relationship with the Company and Caterpillar.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance, or breach, of any term or provision of the covenant described under "Certain Restrictions-- Support Agreement;" (e) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice given to the Company by the Trustee or the holders of at least 25% in principal amount of the Debt Securities outstanding and affected thereby; (f) Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of the capital stock of the Company; (g) default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company (including a default with respect to Debt Securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series; (h) certain events in bankruptcy, insolvency or reorganization of the Company; (i) certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of the assets of the Company or any of its subsidiaries; and (j) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind and annul such declaration and its consequences. (Section 502)

  Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Debt Securities, shall give to the holders of Debt Securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Debt Securities. (Section 602)

  The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section
1006)

  The holders of a majority in principal amount of the outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

  Under the Indenture, record dates may be set for Acts of the holders with respect to Events of Default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee, or waiving any default. (Sections 501, 502, 512 and 513)

  The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder
(i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.(Section 603)

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security;
(3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any Act of the holders with respect to consenting to any amendment. (Section 902)

                              PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through one or more underwriters or dealers and also may sell Debt Securities to other investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the Prospectus Supplement. The underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated or a group of underwriters represented by one or more of such firms or may be one or more other firms.

  Underwriters or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters or agents may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

  Any underwriters or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  The validity of the Debt Securities will be passed upon by Orrick, Herrington & Sutcliffe,400 Sansome Street, San Francisco, California 94111, counsel for the Company, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, by Sullivan & Cromwell,125 Broad Street, New York, New York 10004, counsel for the underwriters or agents.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemized statement of expenses of the Company in connection with the issue of the Debt Securities.

      Registration fee.............................................. $  689,660
      Rating Agency fees............................................    190,000
      Fees and expenses of Trustee..................................     50,000
      Printing expenses.............................................     30,000
      Accountants' fees and expenses................................     21,000
      Counsel fees and expenses.....................................     90,000
      Blue Sky qualification and legal investment survey............     30,000
      Miscellaneous.................................................      9,340
                                                                     ----------
            Total................................................... $1,110,000
                                                                     ==========

  All except the first of the foregoing amounts are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware Corporation Law authorizes indemnification of officers and Directors of the Company under certain circumstances.

  Insurance carried by Caterpillar provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar or the Company may be required or permitted to pay as indemnities to the Company's Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of the Company may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

  The Distribution Agreement provides for the indemnification of officers and Directors of the Company under certain circumstances.

ITEM 16. EXHIBITS.

      EXHIBIT
      NUMBER   EXHIBIT
      -------  -------
      1        Form of Distribution Agreement.
      4.1      Indenture, dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as Trustee
               (incorporated by reference from Exhibit 4.1 to the
               Company's Registration Statement on Form S-3, Registration
               No. 33-2246).*
      4.2      First Supplemental Indenture, dated as of May 22, 1986,
               amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York,
               as Trustee (incorporated by reference from Exhibit 4.1 to
               the Company's Quarterly Report on Form 10-Q for the quar-
               ter ended June 20, 1986, Commission File No. 0-13295).

- --------
* The Indenture has previously been qualified in connection with Registration Statement No. 2-96479 (22-13716) and is deemed to be qualified with respect to the Debt Securities registered hereunder.

      EXHIBIT
      NUMBER   EXHIBIT
      -------  -------
      4.3      Second Supplemental Indenture, dated as of March 15, 1987, amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York,
               as Trustee (incorporated by reference from Exhibit 4.3 to
               the Company's Current Report on Form 8-K dated April 24,
               1987, Commission File No. 0-13295).
      4.4      Third Supplemental Indenture, dated as of October 2, 1989, amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York,
               as Trustee (incorporated by reference from Exhibit 4.3 to
               the Company's Current Report on Form 8-K, dated October
               16, 1989, Commission File No. 0-13295).
      4.5      Fourth Supplemental Indenture, dated as of October 1,
               1990, amending the Indenture dated as of April 15, 1985,
               between the Company and Morgan Guaranty Trust Company of
               New York, as Trustee (incorporated by reference from
               Exhibit 4.3 to the Company's Current Report on Form 8-K,
               dated October 29, 1990, Commission File No. 0-13295).
      4.6      Tri Party Agreement, dated as of August 23, 1994, among
               the Company, Morgan Guaranty Trust Company of New York, as
               resigning Trustee, and BankAmerica National Trust Company, as successor Trustee (incorporated by reference from Ex-
               hibit 4.7 to the Company's Annual Report on Form 10-K, for the year ended December 31, 1994, Commission File No. 0-
               13295).
      4.7      Support Agreement, dated as of December 21, 1984, between
               the Company and Caterpillar (incorporated by reference
               from Exhibit 4.2 to the Company's Form 10, as amended,
               Commission File No. 0-13295).
      4.8      Form of Medium-Term Note (Fixed Rate).
      4.9      Form of Medium-Term Note (Floating Rate).
      5        Opinion of Orrick, Herrington & Sutcliffe, as to the va-
               lidity of the Debt Securities.
     12        Statement Setting Forth Computation of Ratio of Profit to
               Fixed Charges.
     23.1      Consent of Price Waterhouse LLP.
     23.2      The consent of Orrick, Herrington & Sutcliffe is contained in their opinion filed as Exhibit 5 to this Registration
               Statement.
     24        Powers of Attorney of Directors and Officers of the
               Company.
     25        Form T-1 Statement of Eligibility and Qualification of
               BankAmerica National Trust Company.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

  provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON THE 12TH DAY OF MAY, 1995.

                                      CATERPILLAR FINANCIAL SERVICES CORPORATION
                                                      (Registrant)

                                                   /s/ Nancy L. Snowden
                                          By___________________________________
                                               (Nancy L. Snowden, Secretary)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN DULY SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 12TH DAY OF MAY, 1995.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
            * James S. Beard
- -------------------------------------------
             (James S. Beard)                         President, Director and
                                                    Principal Executive Officer
          * F. Lynn McPheeters
- -------------------------------------------
           (F. Lynn McPheeters)                      Executive Vice President
                                                            and Director
            * James W. Owens
- -------------------------------------------
             (James W. Owens)                                Director

          * Kenneth C. Springer
- -------------------------------------------
           (Kenneth C. Springer)                            Controller
                                                  and Principal Accounting Officer
            * Frank C. Carder
- -------------------------------------------
             (Frank C. Carder)                               Treasurer
                                                  and Principal Financial Officer

           /s/ Nancy L. Snowden
*By______________________________________
    (Nancy L. Snowden, Attorney-in-Fact)

                                 EXHIBIT INDEX

  EXHIBIT                                                                  PAGE
  NUMBER   EXHIBIT                                                         NO.
  -------  -------                                                         ----
  1        Form of Distribution Agreement.
  4.1      Indenture, dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as Trustee
           (incorporated by reference from Exhibit 4.1 to the Company's
           Registration Statement on Form S-3, Registration No. 33-2246).
  4.2      First Supplemental Indenture, dated as of May 22, 1986,
           amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as
           Trustee (incorporated by reference from Exhibit 4.1 to the
           Company's Quarterly Report on Form 10-Q for the quarter ended
           June 20, 1986, Commission File No. 0-13295).
  4.3      Second Supplemental Indenture, dated as of March 15, 1987, amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as
           Trustee (incorporated by reference from Exhibit 4.3 to the
           Company's Current Report on Form 8-K dated April 24, 1987,
           Commission File No. 0-13295).
  4.4      Third Supplemental Indenture, dated as of October 2, 1989, amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as
           Trustee (incorporated by reference from Exhibit 4.3 to the
           Company's Current Report on Form 8-K, dated October 16, 1989,
           Commission File No. 0-13295).
  4.5      Fourth Supplemental Indenture, dated as of October 1, 1990, amending the Indenture dated as of April 15, 1985, between the Company and Morgan Guaranty Trust Company of New York, as
           Trustee (incorporated by reference from Exhibit 4.3 to the
           Company's Current Report on Form 8-K, dated October 29, 1990,
           Commission File No. 0-13295).
  4.6      Tri Party Agreement, dated as of August 23, 1994, among the
           Company, Morgan Guaranty Trust Company of New York, as
           resigning Trustee, and BankAmerica National Trust Company, as
           successor Trustee (incorporated by reference from Exhibit 4.7 to the Company's Annual Report on Form 10-K, for the year
           ended December 31, 1994, Commission File No. 0-13295).
  4.7      Support Agreement, dated as of December 21, 1984, between the
           Company and Caterpillar (incorporated by reference from
           Exhibit 4.2 to the Company's Form 10, as amended, Commission
           File No. 0-13295).
  4.8      Form of Medium-Term Note (Fixed Rate).
  4.9      Form of Medium-Term Note (Floating Rate).
  5        Opinion of Orrick, Herrington & Sutcliffe, as to the validity of the Debt Securities.
 12        Statement Setting Forth Computation of Ratio of Profit to
           Fixed Charges.
 23.1      Consent of Price Waterhouse LLP.
 23.2      The consent of Orrick, Herrington & Sutcliffe is contained in their opinion filed as Exhibit 5 to this Registration
           Statement.
 24        Powers of Attorney of Directors and Officers of the Company.
 25        Form T-1 Statement of Eligibility and Qualification of
           BankAmerica National Trust Company.